INCHORD COMMUNICATIONS, INC.
AMENDED AND RESTATED ACQUISITION-RELATED
INCENTIVE PLAN

1.	Purpose. The purpose of the inChord Communications, Inc. (the "Company") Amended and Restated Acquisition-Related Incentive Plan (this "Plan") is to promote the profitable growth of the Company by:

(a)	aligning the interests of the Company's shareholders and senior management team; and

(b)	providing a special cash bonus opportunity measured by the future growth in the earnings before interest and taxes ("EBIT") of the Company.

2.
Effectiveness. This Plan was approved by the Company's Board of Directors (the "Board") and will become operative immediately upon, and the Plan's effectiveness will be contingent upon, the closing (the "Effective Date") of a sale of all or substantially all of the capital stock or the assets and business of the Company to a third party strategic acquirer (the “Purchaser”) for consideration paid at closing of not less than $[***] on or prior to September 1, 2006 (a "Sale Transaction").

3.
Administration. The responsibility to execute the provisions of this Plan is irrevocably delegated to the President of the Company (the "Plan Representative"), who is not a beneficiary hereunder. Absent manifest error, all determinations and decisions made by the Plan Representative will be final, conclusive and binding on all persons, including without limitation the Company, the Participants and their respective successors.

4.
Participants. Individual management employees of the Company identified by the Plan Representative (each, a "Participant") will be eligible to receive payments under this Plan, subject to Section 2 and the due execution and delivery by such Participant and the Company of an agreement in the form attached hereto as Annex A (the "Plan Joinder Agreement"). All awards under the Plan will be granted and all Plan Joinder Agreements will be executed and delivered to the Company on the same date.

5.	Incentive Pool Amount. Awards under this Plan will be earned based on [***]

the purpose of determining whether the Incentive Pool is funded will be made by the Plan Representative in his sole discretion in a manner consistent with and governed by the computation of such amounts under the operative agreements entered into by the Company in connection with any Sale Transaction and will be conclusive for purposes of the calculations made pursuant to this Plan.

6.
Individual Awards. Each Participant will be entitled to be paid [***]. Neither the Company nor the Purchaser, nor any officer, director or other representative thereof, makes any guarantee or representation to the Participants that any Final Award Amount will be realized. If a Participant engages in Triggering Conduct (as defined below) prior to December 31, 2007, the Incentive Pool will be reduced by the amount of such Participant's Final Award Amount that is forfeited pursuant to Section 10 but the Final Award Amounts of other Participants will continue to be calculated as provided above without giving effect to such reduction.

7.	Award Payments.

(a)
Within 15 days after the determination, the Final Award Amounts will be paid in cash, except that (i) up to 50% (the "Stock Cap Portion") of each Final Award Amount may, if the Purchaer’s common stock is traded on the New York Stock Exchange, the American Stock Exchange, The Nasdaq Stock Market or another securities exchange or interdealer quotation system, to the extent determined by the Purchaser in its sole discretion, be satisfied by the delivery to the applicable Participant of unregistered shares of common stock of the Purchaser (such shares, or shares received pursuant to Section 7(b), "Award Shares") having a Fair Market Value, determined as of the Determination Date, equal to such portion of the applicable Final Award Amount and (ii) subject to paragraphs (b) and (c) below, in no event will the Company be permitted to elect to satisfy a portion of any Final Award Amount with Award Shares if (the Company or the Purchaser (or, if applicable, the issuer of the Listed Equity Securities) has not taken all required measures with respect to the issuance thereof under applicable law or the rules or regulations of any exchange on which the common stock of the Purchaser (or, if applicable, the Listed Equity Securities) is then listed upon expiration of the restriction period specified in Section 7(c) below.

(b)
In the event of a merger, consolidation, recapitalization or other transaction to which the Purchaser is a party prior to the Determination Date and as a result of which outstanding shares of the Purchaser’s common stock are converted into the right to receive, in whole or in part, Listed Equity Securities (a "Conversion Transaction"), in lieu of the right of the Purchaser (whether or not then exercisable) to satisfy a portion of the Final Award Amounts by the delivery of common stock of the Purchaser pursuant to Section 7(a), up to the Stock Cap Portion of each Final Award Amount may be satisfied by the delivery to the applicable Participant of Listed Equity Securities of the issuer of the equity securities received by holders of common stock of the Purchaser in such Conversion Transaction having a Fair Market Value, determined as of the Determination Date, equal to such portion of such Final Award Amount. In the event that, in any such Conversion Transaction, outstanding shares of common stock of the Purchaser are converted into the right to receive equity securities that are not Listed Equity Securities (or are converted into the right to receive a combination of such equity securities and cash), then, unless such equity securities become Listed Equity Securities prior to the Determination Date, any Final Award Amounts will be required to be satisfied entirely in cash. In the event of a merger, consolidation, recapitalization or other transaction prior to the Determination Date as a result of which outstanding shares of common stock of the Purchaser are converted into the right to receive only cash, any Final Award Amounts will be required to be satisfied entirely in cash.

(c)	No Participant will sell, pledge, hedge or otherwise transfer any economic interest in any Award Shares prior to the first anniversary of the Determination Date.

(d)	Awards granted under this Plan will not be included in earnings for the purpose of calculating 401(k) plan benefits or for purposes of any other employee benefit plans.

8.
Vesting. Neither the termination of a Participant's employment with the Company or any Affiliate of the Company nor, subject to Sections 2 and 10, any other event will have any effect on such Participant's right to receive his or her Final Award Amount hereunder.

9.	Noncompetition, Nonsolicitation, Confidentiality and Assignment of Inventions. By executing the Plan Joinder Agreement, each Participant agrees to the following:

(a)
During the period of his or her employment (the “Employment Period”) by the Company or any other Company Entitiy (as defined below) (the "Employing Entity") and for a period of two years following termination of such employment for any reason, whether by his or her action or otherwise (the "Non-Competition Period"), such Participant will not, and he or she will cause his or her controlled Affiliates (as defined below) not to, be engaged anywhere in the world, directly or indirectly in any capacity whatsoever, including as an employee, officer, director or consultant, in the conduct of, or own any equity interest in, any business (regardless of form) that is competitive (other than in an immaterial way) with any business conducted by any Company Entity at any time during the Employment Period or any improvements or extensions thereof contemplated at any time during the Employment Period, including without limitation advertising, marketing and communications services on behalf of health care clients (a "Restricted Business"), provided that nothing herein will prohibit (i) such Participant in the aggregate together with all controlled Affiliates of such Participant, from passive ownership of up to 5% of the outstanding capital stock of any publicly traded company or (ii) such Participant from accepting employment with a Person who operates a diversified business that may include a Restricted Business or Restricted Business operations (other than during any period that such Participant may be employed by the Company or any other Company Entity) so long as the Participant does not engage in the management of or the direct or indirect provision of such services in any capacity whatsoever with respect to the Restricted Business or Restricted Business operations.

(b)
During the Non-Competition Period, he or she will not, and will cause his or her controlled Affiliates not to, directly or indirectly, induce or solicit, or aid or assist any Person to induce or solicit, any employees, independent contractors providing advertising or other operational services or customers of any Company Entity to terminate, curtail or otherwise limit their employment by or business relationship with any Company Entity; provided, however, that no Participant or other Person will be prohibited from hiring any such employee who (i) responds to a general solicitation of employment not specifically directed towards any Company Entity or particular employees of any Company Entity or (ii) has terminated employment with the Company Entities at least 12 months prior to such solicitation.

(c)
During the Non-Competition Period, he or she will not and will cause his or her controlled Affiliates not to (for his, her or its own benefit or the benefit of any person or entity other than the Company Entities) use or disclose any trade secrets or other confidential information of any Company Entity or those of any customer or client of any Company Entity other than as required in the course of performing his or her employment responsibilities. The term "trade secrets or other confidential information" includes, by way of example, matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers and other information of a similar nature and matters of a technical nature, "know-how," computer programs (including documentation of such programs) and research projects, including such materials constituting plans for future development. Notwithstanding the foregoing, (i) he or she may disclose such information (A) if the same currently is in the public domain or hereafter is in the public domain other than as a result of a breach of this Section 9(c) by such Participant or (B) if the same is later acquired by such Participant from another source and such Participant did not know that such source was under a contractual, legal or fiduciary obligation to another person to keep such information confidential and (ii) such Participant may disclose such of the foregoing information as is required by law (including by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand, rule of civil procedure or other similar process), or in connection with his preparation of tax returns or in response to tax audits or similar proceedings, so long as (x) such Participant provides the applicable Company Entity with prompt written notice of any disclosure (unless such information is disclosed solely by virtue of including such information in a tax return) so that such Company Entity may seek a protective order or other appropriate remedy or (y) with respect to any disclosure in connection with his or her preparation of tax returns or in response to tax audits or similar non-public proceedings, such disclosure is made on a confidential basis. Upon the effective date of any termination of such Participant's employment with the Employing Entity (whether by such Participant, the Employing Entity or by reason of death or disability), or at any time upon the request of the Employing Entity, he or she (or his or her heirs or personal representatives) will deliver to the Employing Entity all documents and materials containing trade secrets or other confidential information as described herein and all documents, materials and other property belonging to the Employing Entity or any other Company Entity which are in the possession or under the control of such Participant (or his or her heirs or personal representatives).

(d)
All discoveries and works made or conceived by such Participant during and in the course of his or her employment by the Employing Entity, jointly or with others, that relate to the activities of any Company Entity will be owned and assignable by the applicable Company Entity. The term "discoveries and works" includes, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings and works of authorship, including all publications which relate to the business, operations or activities of any Company Entity or any customer or client of any Company Entity. He or she will promptly notify and make full disclosure to, and execute and deliver any documents requested by, the applicable Company Entity to evidence or better assure title to such discoveries and works by the applicable Company Entity, assist the applicable Company Entity in obtaining or maintaining, at the applicable Company Entity's expense, United States and foreign patents, copyrights, trade secret protection and other protection of any and all such discoveries and works, and promptly execute, whether during his or her employment or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the applicable Company Entity or its assignees and to protect its title thereto. Any discoveries and works which, within six months after the termination of such Participant's employment hereunder, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by such Participant and which pertain to work performed by him or her while with, and in his or her capacity as an employee of, the Employing Entity will, as between such Participant and applicable Company Entity, be presumed to have been made during his or her employment by the Employing Entity.

(e)
For purposes hereof, (i) the "Company Entities" means the Company, each of the Company Subsidiaries and each person in which the Company holds a direct or indirect equity interest (whether or not a controlling interest) and (ii) a "controlled Affiliate" means, with respect to each Participant, any Person that directly or indirectly, through one or more intermediaries, is controlled by such Participant, alone or together with one or more other Participants or shareholders of the Company, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(f)
Each Participant acknowledges and agrees that money damages would not be an adequate remedy for any breach of his or her agreements contained in this Section 9 and that, in addition to any other remedies available to any Company Entity, such Company Entity will be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the agreements contained in this Section 9 without any requirement that such Company Entity post a bond. The parties hereto agree that the provisions of this Section 9 are reasonable. If a court determines, however, that any provision of this Section 9 is unreasonable, either in period of time, geographical area or otherwise, then the parties hereto agree that the provisions of this Section 9 should be interpreted and enforced to the maximum extent which such court deems reasonable.

10.	Special Forfeiture/Repayment Rules.

(a)
If, prior to December 31, 2009, a Participant engages in Triggering Conduct, then (i) if the Triggering Conduct occurred prior to December 31, 2007, the Participant's entire participation herein will immediately terminate and be forfeited and no Final Award Amount will be paid to such Participant or (ii) if the Triggering Conduct occurred during 2008 or 2009, the Participant will, within 30 days following written notice from the Company, pay to the Company an amount equal to (A) if such Triggering Conduct occurred during 2008, in the case of any Triggering Conduct described in clause (i) of the definition of Triggering Conduct in the immediately succeeding paragraph, 100% of the Final Award Amount, and in the case of any other Triggering Conduct, 50% of the Final Award Amount, or (B) if such Triggering Conduct occurred during 2009, in the case of any Triggering Conduct described in clause (i) of the definition of Triggering Conduct, 75% of the Final Award Amount, and in the case of any other Triggering Conduct, 25% of the Final Award Amount .

(b)
As used herein, "Triggering Conduct" will mean (i) a breach by such Participant of the provisions of Section 9 of this Plan, (ii) the violation of any material policy of the Company or the Purchaser, including conduct which would constitute a breach of the then-most recent version of the Company's or the Purchaser's code of conduct, or (iii) any activity that results in a termination due to (A) the Participant's willful and continuous gross neglect of his or her duties for which he or she is employed, (B) the Participant willfully engaging in misconduct which is materially injurious to the Company or any of its Affiliates, (C) the Participant's conviction of a felony or any misdemeanor involving dishonesty, fraud or moral turpitude or the entry of a guilty or nolo contendere plea with respect thereto, or (D) the Participant's refusal or failure to follow the lawful directives of the Participant's designated superior or the Board of the Company within ten business days after written notice (or any shorter notice period reasonably necessary to avoid material harm to the Company or the Purchaser).

11.
Investment Representations. Each Participant hereby represents and warrants that the Award Shares are being acquired for such Participant's own account, for investment purposes and not with a view to distribution thereof. Such Participant acknowledges and agrees that any sale or distribution of Award Shares may be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), which registration statement has become effective and is current with regard to the shares being sold, or (ii) a specific exemption from the registration requirements of the Securities Act that is confirmed in a favorable written opinion of counsel, in form and substance satisfactory to counsel for the Purchaser, prior to any such sale or distribution, unless the Purchaser determines that such opinion of counsel is unavailable; provided, however, that the Purchaser will not require an opinion of counsel for transfers of Award Shares made pursuant to Rule 144 if the Purchaser is provided with any certificates or other evidence of compliance with Rule 144 reasonably required by it in connection with such transfer (including a copy of the relevant Form 144). Such Participant hereby consents to such action as the Purchaser deems necessary or appropriate from time to time to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or to implement the provisions of this Plan, including but not limited to placing restrictive legends on certificates evidencing Award Shares and delivering stop transfer instructions to the Purchaser's stock transfer agent.

12.	Withholding of Taxes. Any payment made pursuant to this Plan will be less any applicable federal, state, local or foreign taxes.

13.
Service at Will. No provision of this Plan will confer upon a Participant any right to continue as an employee or consultant for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Participant, which rights are expressly reserved by each, to terminate the Participant's service to the Company at any time for any reason, with or without cause.

14.
Plan Duration; Amendment. Except for Sections 9 and 10 of this Plan, this Plan will terminate on the settlement date of all sums which become payable under this Plan (the "Plan Period"). Without limiting the generality or effect of any provision contained herein, this Plan may be amended at any time in any respect the Board deems necessary or advisable with the approval of the Plan Representative; provided, however, that if the rights and obligations of the Participants would be adversely affected, such amendment or amendments will not be effective (other than with respect to any Participant who consents thereto in writing) unless the amendments have been approved by the holders of a majority in amount of the Maximum Individual Awards payable hereunder and the Plan Joinder Agreements.

15.	Governing Law. The provision of this Plan will be governed by and construed in accordance with the laws of the State of Delaware without resort to that State's conflict of laws rules.

16.
Dispute Resolution. Any controversy or claim arising out of or relating to this Plan or the employment relationship between the Participant and the Employing Entity will be submitted to arbitration under the auspices of the American Arbitration Association in accordance with its Commercial Dispute Resolution Procedures and Rules and at its office in Wilmington, Delaware. The award of the arbitrator will be final and binding upon the parties, and judgment may be entered with respect to such award in any court of competent jurisdiction. Notwithstanding the foregoing, any controversy or claim arising out of or relating to any claim by the Company or any of its affiliates for temporary or preliminary relief with respect to Section 9 need not be resolved in arbitration. Such Participant acknowledges that this agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Employee Retirement Income Security Act and the Americans With Disabilities Act, and all similar state laws, and such Participant hereby waives all rights thereunder to have a judicial tribunal resolve such claims. The award or decision rendered by the arbitrator will be final, binding and conclusive and judgment may be entered upon such award by any court of competent jurisdiction.

17.
Non-Transferability. No rights under this Plan prior to the end of this Plan Period may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order.

18.	Definitions. In addition to the terms defined elsewhere herein, as used in this Plan, the following terms have the meanings specified below when used in this Plan with initial capital letters:

(a)
"Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)
"Fair Market Value" means, with respect to any Award Share, the average closing bid price (or, if there is no applicable closing bid price, the closing price) of such Award Share on the principal exchange or interdealer quotation system on which such Award Share is traded over a period of 30 consecutive trading days, the latest of which will be the trading day immediately preceding the date as of which Fair Market Value is being determined.

(c)
"Listed Equity Securities" means equity securities that are traded on the New York Stock Exchange, the American Stock Exchange, The Nasdaq Stock Market or another securities exchange or interdealer quotation system that are registered or eligible for resale pursuant to Rule 144.

(d)
"Net Revenues" of the Company means the consolidated revenues of the Company and its Subsidiaries net of pass-through expenses, determined on a consistent basis between periods, determined in the same manner as, and using the same principles and policies used in calculating, the "Gross Profit" line item on the Consolidated Statement of Operations included in the Company’s audited, consolidated 2004 financial statements.

(e)
"Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including its permitted successors and assigns), where "Governmental Entity" means any federal, state, local or foreign government, court or administrative, regulatory or other governmental agency, commission or authority.

(f)
"Settlement Auditor" means the Wilmington, Delaware office of Grant Thornton LLP, or if such firm is unable or unwilling to serve as Settlement Auditor, such other nationally recognized independent auditing firm that the Purchaser and the Plan Representative may agree upon.

(g)
"Subsidiary" means, as to any Person, another Person whose financial condition and results of operations are required to be consolidated with those of the first Person under GAAP and also includes, with respect to the Company, RxPedite, LLC.

Executed as of ________ __, 2005.

INCHORD COMMUNICATIONS, INC.

By: _______________________
Name: _____________________
Title: ______________________

[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.
[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.

Annex A

INCHORD COMMUNICATIONS, INC.
500 Olde Worthington Road
Westerville, Ohio 43082

September __, 2005

To the Participant Named on
the Signature Page Hereto

Ladies and Gentlemen:

The parties wish to confirm the following mutual understandings with respect to certain aspects of the Amended and Restated Acquisition Related Incentive Plan (the "Plan") to be implemented in connection with a sale of all or substantially all of the capital stock or of the assets and business of the Company to a third party strategic acquirer for consideration paid at closing of not less than $[ ***] on or prior to September 1, 2006.

1. Final Award Amount: Provided that the Net Revenue threshold set forth in the Plan is satisfied, the Maximum Individual Award for the Participant named herein is $_____________.

2. Terms of Plan: The Participant agrees that, as consideration for receiving his or her Final Award Amount, he or she accepts and agrees to the terms of the Plan and agrees to be bound by the obligations applicable to Participants thereunder, including without limitation Sections 9 and 10 thereof, which include limitations on competition, solicitation of employees and clients and provides for the forfeiture of rights in certain circumstances.

3. Continued Employment: As of the date hereof, the Participant has no plans to terminate his or her employment with the Company or any Company Subsidiary between the date hereof through the Plan Period, either independently or as a result of any Sale Transaction.

This document may be executed in counterparts.

[Signature Page Follows]

Sincerely,

INCHORD COMMUNICATIONS, INC.

By:
Duly Authorized

PARTICIPANT:

Name:

[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.